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                                                                    EXHIBIT 99.4

                                TRANSITION AGREEMENT

     TRANSITION AGREEMENT (this "Agreement") dated as of January 25, 1999 between Regis Corporation (the "Company"), a Minnesota corporation, and Florence
F. Francis ("Executive"), a Minnesota resident.

     WHEREAS, Executive has been Chairperson for five years and an executive officer for than twenty years of The Barbers, Hairstyling for Men & Women, Inc. (the "Barbers");

     WHEREAS, simultaneous with the date of this Transition Agreement, the Barbers has signed an Agreement and Plan of Merger pursuant to which, and subject to the terms contained therein, the Barbers will be acquired through merger (the "Merger") with a wholly owned subsidiary of the Company;

     WHEREAS, the Barbers has developed one of the most successful franchised systems for hair care in the world, with one of the highest ratings for franchisee satisfaction, in part through the personal relationships established by Executive;

     WHEREAS, the Company wishes to retain the services of Executive after the Merger on a part time basis to act as a good-will ambassador for the Barbers' franchisees and franchise system;

     WHEREAS, the Executive is willing to continue to assist the Barbers, as a subsidiary of the Company, subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. EFFECTIVE TIME. This Agreement shall be effective only at and after the effective time of the Merger (the "Effective Time") and, if the Merger is not consummated, shall be of no further force or effect.

     2. RETENTION OF EXECUTIVE; SERVICES TO BE PERFORMED. Effective the Effective Time, the Company hereby retains Executive to act as a good-will ambassador on behalf of the Company with Barbers franchisees, and in connection therewith, to attend meetings and conventions of Barbers franchisees, to attend board meetings and conventions of the International Franchise Association ("IFA") and to contact, discuss and consult with franchisees of the Barbers from time to time at the request of the Company. Executive hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement. During the Term (as defined in Section 2), Executive shall devote such portion of her time, attention, skill and energy to the business of the Company as may be reasonably required to perform the services required by this Agreement, and shall assume and perform to the best of her ability the responsibilities and duties pursuant to this Agreement. Executive shall report to Paul Finkelstein, and shall not be required to take direction from any other officer or employee of the Company.

     Executive shall perform the services hereunder from her current office at the Barbers at 300 Industrial Boulevard Northeast, Minneapolis, Minnesota 55413 and the Company shall make such office available to Executive as long as it occupies such premises. Thereafter, Executive may perform the services from a home office, or at such other location as the Company and Executive shall mutually agree.

     3. TERM. The term of this Agreement shall commence as of the Effective Time and shall continue until September 28, 2002 (the "Term").

     4. COMPENSATION. (a) From the Effective Time through the end of the current fiscal year of the Barbers (September 28, 1999), the Company shall continue Executive's salary and benefits at the level maintained by the Barbers, as previously disclosed to the Company. The Company acknowledges that, because the Executive

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will no longer have operating control over the operations that give rise to the bonus plan of the Barbers and because of substantial disruption in such operations that may occur because of the Merger, the $128,775 bonus established by the Barbers for Executive shall be payable regardless of achievement of plan objectives.

     (b) From September 28, 1999 through September 28, 2002, the Company shall provide the following salary and benefits to the Executive:

          (i) a base salary of $50,000 per year, less deductions and withholdings, which salary shall be paid on a monthly basis in arrears in accordance with the Company's normal payroll procedures and policies.

          (ii) Health insurance benefits (but not disability benefits) under the Company's plans, with coverage at least equal to the coverage afforded Executive under the plans of the Barbers.

          (iii) Reimbursement of the Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of her duties under this Agreement, including, without limitation, reimbursement for travel and lodging for Executive to the conventions and meetings that Executive is required to attend during the term of this Agreement, including, to the extent approved by Paul Finkelstein, the annual Cost Cutters, City Looks and We Care Hair meetings in 1999, 2000 and 2001, the annual Groupe Gerard Glemain meetings in 1999, 2000 and 2001, and membership dues in, and travel and lodging to meetings of the board of directors of, the IFA in 1999, 2000 and 2001.

          (iv) Continued use of the automobile currently provided to the Executive by the Barbers.

     (c) At the Effective Time, the Company will reimburse Executive for the fees of counsel to the Executive in connection with this and related agreements, to the extent not previously reimbursed by the Barbers.

     5. TERMINATION. Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the Company and Executive hereunder shall be terminated immediately upon the occurrence of any of the following events:

     (a)  Executive's death;

     (b) Executive becomes physically or mentally disabled such that she is unable to adequately perform the services hereunder for a continuous period of 180 days;

     (c) Executive is convicted of a crime related to the conduct of her duties hereunder; or

     (d) Executive has engaged in willful misconduct that is materially detrimental to the interests of the Company (for such purposes no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that her action or omission was in the best interests of the Company).

     If this Agreement is terminated pursuant to this Section 5, Executive shall be entitled to receive her pro rata compensation through the date of termination, but all other rights to receive consulting fees shall terminate on such date.

     6.   MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the services to be provided by Executive after the Merger and, effective at the Effective Time, shall


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supersede any prior understandings, agreements or representations, written or oral, relating to such subject matter, including, without limitation, that certain Chairman's Compensation Program between the Barber's and Executive dated as of October 13, 1994.

     (b) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (c) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

     (d) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

     (e) ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

     (f) MODIFICATION, AMENDMENT, WAIVER OR TERMINATION. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

     (g) NOTICES. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth below. All such communications shall be effective when received.

          Regis Corporation
          7201 Metro Boulevard
          Minneapolis, MN 55439
          Attention:  Paul D. Finkelstein

          Florence F. Francis
          1201 Yale Place #2102
          Minneapolis, MN 55403

Any party may change the address set forth above by notice to each other party given as provided herein.

     (h) HEADINGS. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (i) GOVERNING LAW. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

     (j) THIRD-PARTY BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.


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     (k)  NO WAIVER.  No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

     (l) JURISDICTION AND VENUE. THIS AGREEMENT MAY BE ENFORCED IN FEDERAL COURT OR STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA, AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IF ANY PARTY COMMENCES ANY ACTION UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT IN ANOTHER JURISDICTION OR VENUE, ANY OTHER PARTY TO THIS AGREEMENT SHALL HAVE THE OPTION OF TRANSFERRING THE CASE TO THE ABOVE DESCRIBED VENUE OR JURISDICTION OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     (m) REMEDIES. The parties agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its discretion, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violations this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

                                        REGIS CORPORATION



                                        By   /s/ Paul D. Finkelstein
                                          --------------------------------
                                             Paul D. Finkelstein
                                             Its: President


                                             /s/ Florence F. Francis
                                          --------------------------------
                                             Florence F. Francis